SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2018

Akcea Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-38137	47-2608175
(Commission File No.)	(IRS Employer Identification No.)

55 Cambridge Parkway
Suite 100
Cambridge, Massachusetts 02142
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (617) 207-0202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 17, 2018, Akcea Therapeutics, Inc. (the “Company”) completed its previously announced transaction with an affiliate of the Company, Ionis Pharmaceuticals, Inc. (“Ionis”), pursuant to which the Company entered into a development, commercialization, collaboration and license agreement (“License Agreement”) and a stock purchase agreement (“Stock Purchase Agreement”), each dated March 14, 2018, with Ionis. The Company was initially formed as a commercial subsidiary of Ionis to commercialize products developed by Ionis.

In accordance with the terms and provisions of the License Agreement, the Company received rights to:

•	commercialize inotersen and perform certain other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan;

•	assist in the development, through the completion of all pivotal studies, of a follow-on drug to inotersen, AKCEA-TTR-LRx, and perform other non-commercial activities with respect to AKCEA-TTR-LRx;

•	commercialize AKCEA-TTR-LRx, following receipt of regulatory approval, in accordance with a global strategic plan;

•	share in profits of sales of, and losses incurred with respect to, inotersen and AKCEA-TTR-LRx; and

•	manufacture (including through a third party) each product following receipt of regulatory approval for such product.

Upon the closing of the transaction, the Company issued (i) 8,000,000 shares of its common stock, par value $0.001 per share, to Ionis as an upfront licensing fee for the licenses granted pursuant to the License Agreement and (ii) 10,666,666 shares of its common stock, par value $0.001 per share, to Ionis for an aggregate value of $200 million to support the Company’s efforts to commercialize inotersen and AKCEA-TTR-LRx. Further, pursuant to the License Agreement, the Company is obligated to make certain payments (the “Milestone Payments”) to Ionis in connection with the achievement of certain development, regulatory and commercialization events (the “Milestone Events”). The Company may elect to pay each initial Milestone Payment in cash or shares of common stock (and notwithstanding this election, Ionis may require payment in shares of common stock); provided that if the Company achieves the Milestone Event for aggregate worldwide annual net sales of the products of $750 million, all subsequent Milestone Payments must be paid in cash (collectively, the “Payment Election”). If the Company achieves the Milestone Events payable in shares of common stock and makes such Milestone Payments in shares of common stock, pursuant to the Payment Election, it would be required to issue additional shares of common stock to Ionis with an aggregate value of $380 million.

The foregoing description of the License Agreement and the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the License Agreement and the Stock Purchase Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed March 15, 2018, both of which are incorporated into this Item 2.01 by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2018, the Company announced the appointment of Sarah Boyce as a director and President of the Company, subject to the closing of a transaction with Ionis, which became effective on April 17, 2018. Ms. Boyce will report to Paula Soteropoulos, who will remain the Company’s Chief Executive Officer.

Prior to joining the Company, Ms. Boyce, age 46, was Chief Business Officer at Ionis, an affiliate of the Company, where she was responsible for business development, alliance management, investor relations, corporate communications, competitive intelligence and patient advocacy. Prior to joining Ionis in January 2015, Ms. Boyce served as Vice President, Head of International Business Strategy and Operations at Forest Laboratories. Prior to that, Ms. Boyce held multiple executive level roles at other large pharmaceutical and biotechnology companies including Alexion Pharmaceuticals, Novartis Oncology and Roche. Ms. Boyce received her Bachelor of Science degree in microbiology from the University of Manchester, England.

In connection with Ms. Boyce’s appointment as the Company’s President, the Company entered into a written offer letter, dated April 17, 2018 (the “Offer Letter”), with Ms. Boyce. Pursuant to the Offer Letter, Ms. Boyce is entitled to receive:

•
An annual base salary of $485,000, and is eligible to receive an annual performance bonus, with a target bonus amount equal to 45% of her base salary under the Company’s Management by Objectives program, prorated to her start date;

•	A stock option exercisable for up to 1,000,000 shares of the Company’s common stock, vesting over a four-year period, under the Company’s 2015 Equity Incentive Plan;
•	A restricted stock unit (“RSU”) award for 20,894 shares of the Company’s common stock; and
•	Eligibility to participate in the Company’s employee benefit plans, subject to the terms of those plans.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the copy of such document filed as Exhibit 10.1 to this Current Report on Form 8-K.

On April 17, 2018, the Company and Ms. Boyce also entered into a severance benefit agreement (the “Severance Benefit Agreement”). Ms. Boyce will be eligible to receive medical benefit continuation, and a lump sum severance payment equal to (i) 12 months of her then-current base salary if her employment is terminated without cause or by her for good reason, or (ii) if, as a result of a change in control (as defined in the Severance Benefit Agreement) of the Company, 12 months of her then-current base salary plus an amount equal to her target annual cash performance bonus for the year of termination multiplied by a fraction set forth in the Severance Benefit Agreement. In addition, if, in connection with a change in control, an equity award granted to her is assumed or continued by the acquirer entity but her employment is terminated without cause or by her for good reason, or an equity award granted to her is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity), then any unvested portion of the equity award will become vested effective immediately prior to the consummation of such change in control. The agreement will remain in effect as long as Ms. Boyce continues to be employed by Akcea.  As a condition to receiving payments under the Severance Benefit Agreement, Ms. Boyce is required to return all of the Company’s property and sign an agreement releasing the Company from liability. The foregoing description of the Severance Benefit Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, the form of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 30, 2017, which is incorporated into this Item 5.02 by reference herein.

Ms. Boyce will also be entitled to enter into the Company’s standard form of indemnification agreement.

There are no arrangements or understandings between Ms. Boyce and any other persons pursuant to which Ms. Boyce was selected as an officer. There are no family relationships between Ms. Boyce and any director or executive officer of the Company, and Ms. Boyce is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the 2015 Equity Incentive Plan and form of indemnification agreement do not purport to be complete and are qualified in their entirety by the full text of the 2015 Equity Incentive Plan and form of indemnification agreement, copies of which are filed as Exhibits 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed September 5, 2017, both of which are incorporated by into this Item 5.02 by reference herein.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 16, 2018, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 125,000,000 shares (the “Certificate Amendment”). The Company filed the Certificate Amendment, which was effective upon filing, with the Secretary of State of the State of Delaware on April 16, 2018. The foregoing description of the Certificate Amendment is qualified in its entirety by reference to the full text of the Certificate Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On April 16, 2018, the Company held a special meeting of stockholders to consider and vote on the proposals set forth in the definitive proxy statement filed by the Company on March 26, 2018. The following is a summary of the matters voted on by the Company’s stockholders at that meeting:

Proposal 1 – Approval of the Agreements: The stockholders other than Ionis, its affiliates, and the Company’s directors and officers voted to adopt the License Agreement, the Stock Purchase Agreement, the Amended and Restated Services Agreement and the Amended and Restated Investor Rights Agreement, each dated as of March 14, 2018 by and between the Company and Ionis, and the consummation of the transaction contemplated thereunder. The number of shares cast in favor and against, and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes

19,623,402	176,281	365	0

Proposal 2 – Issuance of Common Stock: The stockholders voted to adopt the issuance of shares of common stock to Ionis pursuant to the License Agreement and Stock Purchase Agreement as required by and in accordance with Nasdaq Listing Rule 5635, which was conditioned upon the approval of proposal no. 1. The number of shares cast in favor and against, and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes

65,072,431	177,936	360	0

Proposal 3 – Increase Authorized Common Stock: The stockholders voted to amend Article IV of the Amended and Restated Certificate of Incorporation to increase the Company’s authorized common stock from 100,000,000 shares to 125,000,000 shares, which was conditioned upon the approval of proposal no. 1. The number of shares cast in favor and against, and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes

65,071,034	179,588	105	0

Proposal 4 – Adjournment of Special Meeting: The stockholders voted to approve the adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals. In light of the voting results reported under item (1) above, it was not necessary to adjourn the special meeting. The number of shares cast in favor and against, and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes

64,826,463	411,375	12,899	0

Item 7.01	Regulation FD Disclosure.

On April 17, 2018, the Company and Ionis issued a joint press release announcing the closing of the previously announced transaction with Ionis regarding inotersen and AKCEA-TTR-LRx and the results of the special meeting of stockholders, a copy of which is furnished as Exhibit 99.1 hereto.

The foregoing information (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate Amendment of Akcea Therapeutics, Inc., dated April 16, 2018.
10.1	Offer Letter, dated April 17, 2018, between the Company and Sarah Boyce.
99.1	Press Release issued by the Company and Ionis on April 17, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Akcea Therapeutics, Inc.

Dated: April 17, 2018	By:	/s/ Paula Soteropoulos

Paula Soteropoulos

Chief Executive Officer

INDEX TO EXHIBITS

3.1	Certificate Amendment of Akcea Therapeutics, Inc., dated April 16, 2018.
10.1	Offer Letter, dated April 17, 2018, between the Company and Sarah Boyce.
99.1	Press Release issued by the Company and Ionis on April 17, 2018.